Exhibit 99.1

News Corp Announces Julian Delany as Chief Technology Officer

Delany joins global headquarters after leading the Technology, Data and Digital team at News Corp Australia for five years

New York, NY (June 25, 2025) – News Corp (NASDAQ: NWS, NWSA; ASX: NWS; NWSLV) announced today the appointment of Julian Delany as Executive Vice President and Chief Technology Officer. Mr. Delany succeeds David Kline, who will depart the company on June 30, 2025 as previously announced.

Mr. Delany joined News Corp Australia in 2012, most recently serving as Chief Technology Officer and as a member of the Executive Team. As CTO, he focused on delivering technical, process and data alignment across multiple brands and operational workflows to create a powerful and efficient network effect. He began his tenure with the company as General Manager of news.com.au, where he pioneered digital-first newsroom operations and data-led insights to inform product and commercial strategy. Mr. Delany then became Managing Director of News Corp Australia’s digital news, food and lifestyle network. From there, his role expanded to manage all digital networks before his appointment as CTO in 2020.

“Julian’s rigor and resourcefulness will be crucial assets at a time of exponential digital change. He has vast experience with tech, commercial and editorial teams, and yet has an innate curiosity and enthusiasm that will drive institutional innovation in coming years,” said News Corp Chief Executive Robert Thomson. “All who have worked with Julian can attest that his understanding of tech is only exceeded by a confidence-building collegiality that is itself a necessary ingredient in collective creativity.”

“The relentless pace of change across technology and media requires a malleable technological backbone and a philosophy embedded in curiosity, creativity and sensibility to deliver enterprise-wide outcomes,” said Mr. Delany. “I’m thrilled for the opportunity to continue strengthening our capabilities, infrastructure and processes to seamlessly connect our global portfolio of brands, newsrooms and systems. Our team will create solutions that put our audiences first, so they can consume the world-class content and experiences our brands provide.”

Before joining News Corp Australia, Mr. Delany worked in live broadcast operations at Foxtel. He holds a bachelor of arts from the University of Sydney, and will relocate to New York City with his family.

About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

Contacts
News Corp Corporate Communications
Arthur Bochner
646-422-9671
abochner@newscorp.com

News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com